Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Portola Pharmaceuticals, Inc. 2003 Equity Incentive Plan, as amended, the Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan, and the Portola Pharmaceuticals, Inc. 2013 Employee Stock Purchase Plan of our report dated March 12, 2013 (except for the last paragraph of Note 2, as to which the date is May 17, 2013), with respect to the consolidated financial statements of Portola Pharmaceuticals, Inc. included in its Registration Statement on Form S-1 (No. 333-187901) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
May 31, 2013